As filed with the Securities and Exchange Commission on October    , 1998
REGISTRATION NO.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                _______________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933
                                _______________

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                           02-0430695
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                                 9 Main Street
                                   P.O. Box 9
                               Newport, NH 03773
                                 (603) 863-0886
         (Address, including Zip Code, of principal executive offices)
                                _______________

                     New Hampshire Thrift Bancshares, Inc.
                             1998 Stock Option Plan
                           (Full title of the Plans)
                                _______________

                             Mr. Stephen W. Ensign
                     President and Chief Executive Officer
                     New Hampshire Thrift Bancshares, Inc.
                                 9 Main Street
                               Newport, NH 03773
                                 (603) 863-0886

                                    Copy to:
                           Richard A. Schaberg, Esq.
                            Thacher Proffitt & Wood
                    1700 Pennsylvania Avenue, N.W. Suite 800
                            Washington, D.C.  20006
                                 (202) 347-8400
(Name and address, including Zip Code, telephone number and area code, of agent for service)
                                _______________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Securities to be     Amount to be Registered      Proposed Maximum        Proposed Maximum Aggregate       Amount of
 Registered                    (1)                        Offering Price Per         Offering Price (2)        Registration Fee
                                                              Share(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01           208,855 shares                   $17.625                   $3,681,069                 $1024.00
    par value
====================================================================================================================================

(1) Based on 208,855 shares of common stock of New Hampshire Thrift Bancshares, Inc. (the "Company") reserved for issuance upon exercise of options granted pursuant to the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan ("Plans"). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plans, may become issuable upon exercise options through the use of certain anti-dilution provisions.

(2) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, pursuant to which at total of 208,855 shares that may be acquired upon exercise of options granted in the future are deemed to be offered at $17.625 per share, the average of the daily high and low sales prices of common stock of the Company on the Nasdaq Stock Market at the close of trading on October 26, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


ITEM 1.   PLAN INFORMATION.

          Not required to be filed with the Securities and Exchange Commission (the "Commission").


ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

          Not required to be filed with the Commission.


          Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended ("Securities Act").


                                    PART II


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents and information heretofore filed with the Commission by the Registrant (File No. 01-17859) are incorporated by reference in this registration statement:

     (1) the description of the Registrant's common stock (the "Common Stock") contained in the Registrant's Registration Statement on Form S-4, dated September 25, 1996 which was filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act");

     (2) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 1997, which was filed with the Commission pursuant to the Exchange Act;

     (3) the Registrant's Proxy Statement, dated March 6, 1998 for its Annual Meeting of Stockholders held on April 8, 1998, filed by the Registrant pursuant to Section 14 of the Exchange Act; and

     (4) the Registrant's Quarterly Report on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          New Hampshire Thrift Bancshares, Inc. will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Mr. Stephen R. Theroux, New Hampshire Thrift Bancshares, Inc., 9 Main Street, P.O. Box 9, Newport, NH 03773. Telephone requests may be directed to (603) 863-0886.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law ("DGCL") inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, an incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

          Article IX of the Company's bylaws requires the Company, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigate (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Article XI, Section 8 also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company currently maintains directors' and officers' liability insurance consistent with the provisions of the bylaws.

          The Company has entered into Employment Agreements with each of Stephen W. Ensign and Stephen R. Theroux pursuant to which it has undertaken contractually to provide indemnification and insurance coverage in the manner described above.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          3.1 Certificate of Incorporation of New Hampshire Thrift Bancshares, Inc.*
          3.2  By-Laws of New Hampshire Thrift Bancshares, Inc.*
          4.1  New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan.
          4.2 Form of Stock Option Agreement, pursuant to the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan.
          5.1 Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered.
          23.1 Consent of Thacher Proffitt & Wood (included in Exhibit 5.1 hereof).
          23.2 Consent of Shatswell MacLeod & Co., P.C.

*  Incorporated by reference to the Registrant's Registration Statement on Form
   S-4, as amended    (Registration No. 333-12645).

ITEM 9.   UNDERTAKINGS.

     A.   Rule 415 offering.  The undersigned Registrant hereby undertakes:
          -----------------

          (1) For determining liability under the Securities Act , treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (2) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, State of New Hampshire, on this 14th day of October, 1998.

                                    NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                                    (Registrant)

                                    By: /s/   Stephen W. Ensign
                                        -------------------------------------
                                       Stephen W. Ensign
                                       President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                       Date
-------------------------  -------------------------------------  ------------
/s/ Stephen W. Ensign      President and Chief Executive          October 14,1998
-------------------------  Officer (Principal Executive
Stephen W. Ensign          Officer) and Director

/s/ Daryl Cady             Chief Financial Officer (Principal     October 14, 1998
-------------------------  Accounting Officer)
Daryl Cady

/s/ Stephen R. Theroux     Director and Executive Vice President  October 14, 1998
-------------------------
Stephen R. Theroux

/s/ John J. Kiernan        Chairman of the Board and Director     October 14, 1998
-------------------------
John J. Kiernan

/s/ Leonard R. Cashman     Director                               October 14, 1998
-------------------------
Leonard R. Cashman

/s/ Ralph B. Fifield       Director                               October 14, 1998
-------------------------
Ralph B. Fifield

/s/ John A. Kelley, Jr.    Director                               October 14, 1998
-------------------------
John A. Kelley, Jr.

/s/ Peter R. Lovely        Director                               October 14, 1998
-------------------------
Peter R. Lovely

/s/ Dennis A. Morrow       Director                               October 14, 1998
-------------------------
Dennis A. Morrow

/s/ Jack H. Nelson
-------------------------  Director                               October 14, 1998
Jack H. Nelson

/s/ Priscilla W. Ohler     Director                               October 14, 1998
-------------------------
Priscilla W. Ohler

/s/ Kenneth D. Weed
-------------------------  Director                               October 14, 1998
Kenneth D. Weed
